Timken Posts Record First-Quarter Earnings; Company Raises Full-Year Outlook

- First-quarter sales up 37% on strong demand

- Volume and operating performance drive significant increase in net income

- Timken raises 2011 EPS estimate to $3.80 - 4.10 versus $2.73 in 2010

CANTON, Ohio, April 26, 2011 /PRNewswire/ -- The Timken Company (NYSE: TKR) today reported sales of $1.3 billion in the first quarter of 2011, an increase of 37 percent over the same period a year ago. The sales increase reflects stronger global demand across most of the company's end markets as well as higher material surcharges and pricing.

(Logo: http://photos.prnewswire.com/prnh/20100210/TIMKENLOGO )

The company generated record first-quarter income from continuing operations of $112.7 million, or $1.13 per diluted share, net of non-controlling interest, compared with $28.3 million, or $0.29 per share a year ago.

The improvement in first-quarter earnings reflects increased demand and favorable mix, as well as surcharges and pricing. Together, they more than offset year-over-year increases in material costs and selling and administrative expenses.

"Timken's first-quarter results set the company on pace to achieve record earnings this year, and demonstrate that our strategic work over the past few years to transform the company is serving us well," said James W. Griffith, Timken president and chief executive officer. "We are driving productivity, capacity improvements and new product introductions to serve growing demand from our customers around the world."

At quarter-end, total debt was $522.4 million, or 20.2 percent of capital. As of Mar. 31, 2011, the company had cash of $637.6 million, or $115.2 million in excess of total debt, compared with a net cash position of $363.4 million as of Dec. 31, 2010. The change reflects higher working capital requirements of approximately $175 million to support increased demand, as well as discretionary pension contributions of $150 million, which were partially offset by strong earnings.

Among recent developments, the company:

  Announced a $35 million investment to install an in-line forge press at the Faircrest Steel Plant in Canton, Ohio;
  Accelerated capacity expansions in Asia, including its Chennai, India, plant and its plants in Wuxi and Xiangtan, China; and
  Announced planned productivity improvements across its steel plants to achieve a 120,000-ton capacity increase.

Mobile Industries Segment Results

In the first quarter, Mobile Industries' sales were $443 million, up 21 percent from last year's first-quarter sales of $367.5 million. Higher demand across all of the segment's end markets drove the increase, led by the off-highway and rail sectors.

EBIT for the segment was $68 million for the first quarter, up from $39.6 million in the same period a year ago. Improvements in volumeand manufacturing utilization accounted for most of the increase.

Process Industries Segment Results

Process Industries' first-quarter sales were $285 million, up 38 percent from $206.6 million for the same period a year ago. Increased global demand from industrial distribution, growth in Asia and sales of new products contributed to the improvement.

Process Industries achieved first-quarter EBIT of $66.7 million, up from $24.1 million a year ago. The increase reflects higher volume as well as favorable pricing and mix.

Aerospace and Defense Segment Results

Aerospace and Defense had first-quarter sales of $79.1 million, down 14 percent from $92.1 million for the same period last year. The decline reflects reduced demand, principally in the segment's defense-related business.

The segment's EBIT was $2.2 million, compared with $11.9 million a year ago. The decline reflects lower sales volume and unfavorable manufacturing utilization.

Steel Segment Results

Sales for the Steel segment, including inter-segment sales, were $481.5 million in the first quarter, an increase of 78 percent from $270.3 million for the same period last year. Stronger demand, particularly in the oil and gas and industrial market sectors, and surcharges contributed to the improvement. Raw-material surcharges increased approximately $75 million from the first quarter last year.

First-quarter EBIT was $60 million, up from $19.9 million for the same period a year ago. EBIT performance benefited from stronger demand as well as mix, pricing and surcharges, partially offset by increased material costs.

Outlook

Timken is increasing its 2011 full-year sales outlook to be up approximately 20 to 25 percent over 2010, driven primarily by stronger demand in the Steel, Process Industries and Mobile Industries segments. For its business segments, Timken expects:

  Mobile Industries segment sales to be up 10 to 15 percent, with increased overall demand in the off-highway, rail and heavy-truck sectors;
  Process Industries segment sales to be up 20 to 25 percent, driven by increased demand from global industrial distribution, combined with sales of new products and continued growth in Asia;
  Aerospace and Defense segment sales to be up 5 to 10 percent, reflecting improving demand in commercial aerospace and health and positioning control sectors, while the defense sector remains weak; and
  Steel segment sales to increase 35 to 40 percent from 2010, driven by improved demand across all market sectors, capacity increases and surcharges.

The company is raising its 2011 full-year earnings estimate to a range of $3.80 to $4.10 per diluted share from its prior estimate of $3.30 to $3.60 per share. The increase reflects the company's strong first-quarter results and improved outlook for the balance of the year. The company expects cash from operating activities to be approximately $390 million, after $150 million of discretionary pension contributions made in the first quarter. Free cash flow is expected to be approximately $100 million after capital expenditures of around $220 million and dividends of approximately $70 million.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Tuesday, Apr. 26, 2011
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 15484513

Replay Dial-In through May 3, 2011:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and power transmission products and services that are critical to help hard-working machinery to perform more efficiently and reliably. With sales of $4.1 billion in 2010 and operations in 28 countries with approximately 20,000 people, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the first quarter of 2011; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher or lower raw material and energy costs, and fluctuations in customer demand. These and additional factors are described in greater detail in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2010, page 44. The company undertakes no obligation to update or revise any forward-looking statement.

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
	Three Months Ended March 31,
(Dollars in millions, except share data)	2011	2010
Net sales	$ 1,254.1	$ 913.7
Cost of products sold	920.8	691.0
Gross Profit	333.3	222.7
Selling, general & administrative expenses (SG&A)	150.3	133.0
Impairment and restructuring	1.1	5.5
Operating Income	181.9	84.2
Other expense, net	(2.4)	(0.6)
Earnings Before Interest and Taxes (EBIT) (1)	179.5	83.6
Interest expense, net	(8.3)	(9.0)
Income From Continuing Operations	171.2	74.6
Provision for income taxes	57.4	45.9
Income From Continuing Operations	113.8	28.7
Income from discontinued operations, net of income taxes (2)	-	0.3
Net Income	113.8	29.0
Less: Net Income Attributable to Noncontrolling Interest	1.1	0.4
Net Income Attributable to The Timken Company	$ 112.7	$ 28.6

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share - Continuing Operations	$ 1.15	$ 0.29
Basic Earnings Per Share - Discontinued Operations	-	0.01
Earnings Per Share	$ 1.15	$ 0.30

Diluted Earnings Per Share - Continuing Operations	$ 1.13	$ 0.29
Diluted Earnings Per Share - Discontinued Operations	-	-
Earnings Per Share	$ 1.13	$ 0.29

Average Shares Outstanding	97,444,389	96,360,137
Average Shares Outstanding - assuming dilution	98,895,826	96,861,401

BUSINESS SEGMENTS (unaudited)
	Three Months Ended March 31,
(Dollars in millions, except share data)	2011	2010

Mobile Industries Segment
Net sales to external customers	$ 442.9	$ 367.5
Intersegment sales	0.1	-
Total net sales	$ 443.0	$ 367.5
Earnings before interest and taxes (EBIT) (1)	$ 68.0	$ 39.6
EBIT Margin (1)	15.3%	10.8%

Process Industries Segment
Net sales to external customers	$ 284.1	$ 205.9
Intersegment sales	0.9	0.7
Total net sales	$ 285.0	$ 206.6
Earnings before interest and taxes (EBIT) (1)	$ 66.7	$ 24.1
EBIT Margin (1)	23.4%	11.7%

Aerospace and Defense Segment
Net sales to external customers	$ 79.1	$ 92.1
Earnings before interest and taxes (EBIT) (1)	$ 2.2	$ 11.9
EBIT Margin (1)	2.8%	12.9%

Steel Segment
Net sales to external customers	$ 448.0	$ 248.2
Intersegment sales	33.5	22.1
Total net sales	$ 481.5	$ 270.3
Earnings (loss) before interest and taxes (EBIT) (1)	$ 60.0	$ 19.9
EBIT Margin (1)	12.5%	7.4%

Unallocated corporate expense	$ (18.0)	$ (14.4)
Intersegment eliminations income (3)	$ 0.6	$ 2.5

Consolidated
Net sales to external customers	$ 1,254.1	$ 913.7
Earnings before interest and taxes (EBIT) (1)	$ 179.5	$ 83.6
EBIT Margin (1)	14.3%	9.1%

(1) EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are responsive to investors.

(2) Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(3) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance.  Management believes Consolidated earnings before interest and taxes (EBIT) are more representative of the company's performance and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to Consolidated EBIT.

	Three Months Ended March 31,
	2011	2010
(Dollars in millions) (Unaudited)
Income from continuing operations before income taxes	$ 171.2	$ 74.6

Pre-tax reconciling items:
Interest expense	9.8	9.6
Interest income	(1.5)	(0.6)
Consolidated earnings before interest and taxes (EBIT)	$ 179.5	$ 83.6

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)	March 31, 2011	December 31, 2010
Short-term debt	$ 39.1	$ 32.0
Long-term debt	483.3	481.7
Total Debt	522.4	513.7
Less: Cash and cash equivalents	(637.6)	(877.1)
Net (Cash) Debt	$ (115.2)	$ (363.4)

Shareholders' equity	$ 2,066.3	$ 1,941.8

Ratio of Total Debt to Capital	20.2%	20.9%
Ratio of Net (Cash) Debt to Capital (Leverage)	(5.9%)	(23.0%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital is defined as total debt plus total shareholders' equity.
Management believes Net (Cash) Debt is more indicative of Timken's financial position, due to the amount of cash and cash equivalents.

	Three Months Ended March 31,
Free cash flow:	2011	2010
(Dollars in millions) (Unaudited)
Net cash used by operating activities	$ (197.6)	$ (13.9)
Less: capital expenditures	(20.1)	(14.0)
Less: cash dividends paid to shareholders	(17.6)	(8.7)
Free cash flow	$ (235.3)	$ (36.6)
Plus: first quarter discretionary pension contributions,
net of the tax benefit (4)	98.0	63.2
Free cash flow less first quarter discretionary contributions	$ (137.3)	$ 26.6

Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(4)  The discretionary pension contributions for the first quarter of 2011 was $151.4 million, net of the tax benefit of $53.4 million.  The discretionary pension contributions for the first quarter of 2010 was $100 million, net of the tax benefit of $36.8 million.

CONDENSED CONSOLIDATED BALANCE SHEET	March 31,	December 31,
(Dollars in millions) (Unaudited)	2011	2010

ASSETS
Cash and cash equivalents	$ 637.6	$ 877.1
Accounts receivable	672.5	516.6
Inventories, net	917.5	828.5
Other current assets	189.8	177.0
Total Current Assets	2,417.4	2,399.2
Property, Plant and Equipment - Net	1,250.9	1,267.7
Goodwill	225.9	224.4
Other assets	286.4	289.1
Total Assets	$ 4,180.6	$ 4,180.4

LIABILITIES
Accounts payable	$ 320.9	$ 263.5
Short-term debt	39.1	32.0
Income taxes	48.0	14.7
Accrued expenses	335.2	409.7
Total Current Liabilities	743.2	719.9

Long-term debt	483.3	481.7
Accrued pension cost	241.0	394.5
Accrued postretirement benefits cost	529.4	531.2
Other non-current liabilities	117.4	111.3
Total Liabilities	2,114.3	2,238.6

EQUITY
The Timken Company shareholders' equity	2,048.1	1,925.0
Noncontrolling Interest	18.2	16.8
Total Equity	2,066.3	1,941.8
Total Liabilities and Equity	$ 4,180.6	$ 4,180.4

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)

	Three months ended March 31,
	2011	2010
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$ 112.7	$ 28.6
Income from discontinued operations	-	(0.3)
Net income attributable to noncontrolling interest	1.1	0.4
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	47.5	47.7
Impairment charges	1.8	-
Pension and other postretirement expense	22.3	25.2
Pension and other postretirement benefit contributions and payments	(166.0)	(118.7)
Changes in operating assets and liabilities:
Accounts receivable	(149.6)	(82.1)
Inventories	(80.4)	(22.5)
Accounts payable	54.8	66.5
Accrued expenses	(81.0)	(7.8)
Income taxes	41.3	44.2
Other - net	(2.1)	4.6
Net Cash Used by Operating Activities - Continuing Operations	(197.6)	(14.2)
Net Cash Provided by Operating Activities - Discontinued Operations	-	0.3
Net Cash Used By Operating Activities	(197.6)	(13.9)

INVESTING ACTIVITIES
Capital expenditures	(20.1)	(14.0)
Investments - net	(13.3)	-
Other	1.2	(1.1)
Net Cash Used by Investing Activities	(32.2)	(15.1)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(17.6)	(8.7)
Purchase of treasury shares, net	(25.3)	(14.0)
Net proceeds from common share activity	15.2	8.3
Net proceeds from credit facilities	8.3	3.7
Other	(4.5)	-
Net Cash Used by Financing Activities	(23.9)	(10.7)
Effect of exchange rate changes on cash	14.2	(6.5)
Decrease In Cash and Cash Equivalents	(239.5)	(46.2)
Cash and cash equivalents at beginning of period	877.1	755.5
Cash and Cash Equivalents at End of Period	$ 637.6	$ 709.3

Contacts - Media: Lorrie Paul Crum, Ofc: 330.471.3514; Mob: 330.224.5021. lorrie.crum@timken.com;
Investors: Steve Tschiegg, Ofc: 330.471.7446. steve.tschiegg@timken.com, The Timken Company.